Supplement dated January 21, 2014
to Pricing Supplement dated December 20, 2013,
product supplement dated June 23, 2011,
Series B MTN prospectus supplement
dated June 22, 2011 and prospectus dated
June 22, 2011 (together, the “Note Prospectus”)

Bank of Montreal
Medium-Term Notes, Series B
Bullish Enhanced Return Notes with Lookback Feature
Linked to the S&P 500® Index, due December 30, 2016
(the “notes”)

This document supplements the Note Prospectus in connection with any secondary market transactions in the notes with CUSIP number 06366RSJ5 by Bank of Montreal Capital Markets Corp. and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Initial Level for the notes was defined in the final pricing supplement (the “Pricing Supplement”), dated December 20, 2013 and filed with the Securities and Exchange Commission (the “SEC”) on December 24, 2013.  The Initial Level was defined as the lowest closing level of the Underlying Asset on any trading day during the Observation Period on which a market disruption event has not occurred. The closing level of the Underlying Asset on December 20, 2013, the first day of the Observation Period, was 1,818.32.

The Observation Period expired on January 20, 2014. The lowest closing level of the Underlying Asset on any trading day during the Observation Period on which a market disruption event did not occur was 1,818.32, which was equal to the closing level of the Underlying Asset on December 20, 2013.

Therefore, the Initial Level for the notes is 1,818.32.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page P-4 of the Pricing Supplement and in “Additional Risk Factors Relating to the Notes” beginning on page PS-5 of the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated December 20, 2013:
http://www.sec.gov/Archives/edgar/data/927971/000121465913007248/a1223130424b2.htm

•	Product supplement dated June 23, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002122/a622111424b5.htm

•	Series B MTN prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  Unless otherwise indicated or unless the context requires otherwise, all references in the Final Term Sheet to “we,” “us,” “our,” or similar references are to Bank of Montreal.